EXHIBIT 24


                              CONFIRMING STATEMENT

     This Statement confirms that the undersigned, Robert P. Huntley has authorized and designated Jerry A. Little and Toni England, and each of them, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of FNB Corp. (the "Company"). The authority of each of Jerry A. Little and Toni England under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his/her ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that neither Jerry A. Little nor Toni England is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:   June 15, 2006                    /s/ Robert P. Huntley
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                                             Robert P. Huntley